UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	July 18, 2008

RALCORP HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Missouri	1-12619	43-1766315
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

800 Market Street, Suite 2900 Saint Louis, MO	63101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	314-877-7000

___________________________________________________________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[x] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Only the items indicated below are covered by this report.

Item 1.01	Entry into a Material Definitive Agreement

On July 18, 2008, Ralcorp Holdings, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A. as Administrative Agent, Swingline Lender and Issuing Bank; SunTrust Bank as Syndication Agent; Bank of America, N.A. and Deutsche Bank AG New York Branch as Documentation Agents; The Bank of Tokyo-Mitsubishi UFJ, LTD, Wachovia Bank, National Association and Wells Fargo Bank, N.A. as managing Agents; and U.S. Bank, National Association, PNC Bank, National Association, AgFirst Farm Credit Bank, Farm Credit Bank of Texas, Barclays Bank PLC, CoBank, ACB, Commerce Bank, N.A., FCS Financial, PCA and Greenstone Farm Credit Services, ACA/FLCA as Lenders providing for a credit facility that replaces the Company’s existing $150 million credit agreement, dated as of December 27, 2005.  The new Credit Ageement provides for a $400 million revolving line of credit, which may be used to borrow revolving loans or to issue letters of credit on the Company’s behalf.  Initially, $100 million in principal amount will be available under the Credit Agreement.  An additional $175 million in principal amount will become available under the Credit Agreement upon the assumption of a $200 million, five-year loan associated with the merger of the Post cereals business into a wholly owned subsidiary of the Company.  An additional $125 million in principal amount will become available under the Credit Agreement upon the repayment of a $100 million, 364-day term loan assumed in connection with the aforementioned Post transaction.  The Company may, at its option, provide notice to the lenders seeking an increase in the Credit Agreement of up to $200 million, to provide for a total of $600 million of unsecured revolving credit.  The Company may elect interest rates on its borrowings calculated by reference to the greater of (i) JPMorgan Chase Bank’s prime rate, (ii) the base certificate of deposit rate in effect plus 1.0%, or (iii) the average rate on overnight federal funds plus 0.5% or, in the alternative, LIBOR, plus a margin based on the Company’s leverage ratio.  The margin ranges from 0.75% to 1.75% on LIBOR-based borrowings.  The Credit Agreement matures on July 18, 2011, at which time all outstanding borrowings must be repaid, and all outstanding letters of credit must be cash collateralized.

The Credit Agreement contains certain restrictive loan covenants, including, among others, financial covenants limiting the maximum leverage ratio (funded debt to EBITDA) and requiring a minimum interest expense coverage ratio, and covenants limiting the Company’s ability to dispose of assets, make acquisitions, be acquired, incur indebtedness, grant liens, make investments and pay dividends.  The Company’s obligations under the Credit Agreement are guaranteed by each of the Company’s material U.S. operating subsidiaries and are secured by a pledge of 65% of the stock of certain of the Company’s material foreign subsidiaries.

The Credit Agreement contains events of default that include, among others, non-payment of principal, interest or fees, inaccuracy of representations and warranties, violation of covenants, bankruptcy and insolvency events, material judgments, cross defaults to certain other indebtedness and events constituting a change of control.  The occurrence of an event of default will increase the applicable rate of interest by 2.0% and could result in the acceleration of the Company’s obligations under the Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation.

The information set forth in Item 1.01 of this Form 8-K, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

The Company intends to file the Credit Agreement as an exhibit to its Form 10-Q for the quarter ended June 30, 2008.

NON-SOLICITATION
This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

ADDITIONAL INFORMATION

In connection with the proposed acquisition by Ralcorp of the Post cereals business from Kraft, Cable Holdco, Inc. has filed a registration statement (including a prospectus) on Form S-4 and Form S-1 with the SEC (Reg. No. 333-150212). Ralcorp has filed a registration statement on Form S-4 with the SEC that also includes the prospectus (Reg. No. 333-150222).  The prospectus was sent to shareholders of Kraft on June 30, 2008. The prospectus and the other documents relating to the proposed transaction can be obtained free of charge from the SEC’s website at www.sec.gov. These documents can also be obtained free of charge from Kraft upon written request to Kraft Foods Inc., Three Lakes Drive, Northfield, Illinois 60093, or by calling (847) 646-5494, or from Ralcorp, upon written request to Ralcorp Holdings, Inc., 800 Market Street, Suite 2900, Saint Louis, Missouri 63101, or by calling (314) 877-7113.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RALCORP HOLDINGS, INC.
(Registrant)

Date:	July 22, 2008	By: /s/ T. G. Granneman
T. G. Granneman
Duly Authorized Signatory and
Chief Accounting Officer